                                                                       EXHIBIT 7

                      IN THE UNITED STATES DISTRICT COURT
                       FOR THE WESTERN DISTRICT OF TEXAS
                              SAN ANTONIO DIVISION

KEVIN S. FLANNERY,               (S)
ALAN KAUFMAN,                    (S)
ROBERT S. WASHBURN,              (S)
JAMES H. STONE,                  (S)
and GEORGE F. BAKER,             (S)
individually and as members of   (S)
THE STOCKHOLDERS' COMMITTEE FOR  (S)
NEW MANAGEMENT OF TESORO         (S)
PETROLEUM CORPORATION,           (S)
                                 (S)
                                 (S)
                    Plaintiffs,  (S)            Civil Action No. SA-95-CA-1298
                                 (S)
     vs.                         (S)
                                 (S)
TESORO PETROLEUM CORPORATION     (S)
and BRUCE A. SMITH,              (S)
                                 (S)
                    Defendants.  (S)


                               AMENDED COMPLAINT

          Plaintiffs Kevin S. Flannery, Alan Kaufman, Robert S. Washburn, James
H. Stone, and George F. Baker, individually and as members of The Stockholders' Committee for New Management of Tesoro Petroleum Corporation, allege, upon knowledge with respect to themselves and their own acts, and upon information and belief with respect to all other persons and matters, as follows:
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                              Nature of the Action

          1. Plaintiffs bring this action to ensure that their fellow stockholders in Tesoro Petroleum Corporation are permitted to consider and, if they choose, effect a fundamental change in the management and direction of their company.

          2. For at least a decade, Tesoro has been a company adrift. It has suffered through years of internal turmoil, poor or marginal operating results, and stagnant or declining stock market values. Thousands of its stockholders have lost tens of millions of dollars on their investments. Through these travails only one constituency at Tesoro has managed to prosper -- its directors and top managers. Yet even now, Tesoro has no clear plan for the future.

          3. Plaintiffs believe that a change is essential. Today they have filed proxy materials with regulatory authorities that outline three simple proposals they intend to present to other Tesoro stockholders, all to take the initial steps toward a new beginning for their company: first, the amendment of the company's By-laws to facilitate a change in management; second, the removal of the incumbent Tesoro board; and last, the election of a slate of seasoned, qualified directors who have the incentive and experience to make the changes necessary to revitalize Tesoro and enhance its value for its owners.

          4. Unfortunately for plaintiffs and their fellow stockholders, the board and the management of Tesoro are unwilling to give up the substantial benefits they receive each year from the company. Already they have erected a series of devices, and they appear poised to take additional measures, that may operate to prevent Tesoro stockholders even from considering the plaintiffs' proposals. These devices and measures are designed not to achieve stockholder value, but rather to further entrench and enrich the directors and executives of Tesoro.

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          5.  Accordingly, plaintiffs seek declaratory and injunctive relief from the Court to prevent defendants from depriving stockholders of a voice in the direction of their company. This Complaint seeks a judgment (i) declaring that the company's newly-extended poison pill does not apply to the plaintiffs' effort to solicit written consents from other stockholders; (ii) declaring that the By-laws of Tesoro permit removal of directors through stockholder action by written consent; (iii) declaring that the actions and disclosures of plaintiffs with regard to their effort to solicit consents are and have been in compliance with the federal securities laws; and (iv) enjoining defendants from delaying or otherwise unlawfully interfering with plaintiffs' efforts to solicit consents.

                                    Parties
          6. Plaintiffs are independent, experienced businessmen who have made long term -- and substantial -- investments in the common stock of Tesoro.

               a. Kevin S. Flannery is president of an investment advisory firm, Whelan Management Corp., among his other endeavors. A resident of New York, he beneficially owns over 350,000 shares, including options, of Tesoro common stock.

               b. Alan Kaufman has been a practicing neurosurgeon for over 25 years and is an investor in a number of companies. A resident of Indiana, he beneficially owns over 600,000 shares of Tesoro common stock.

               c. Robert S. Washburn has a background in law, real estate, and investment banking and currently manages his private investment portfolio. A resident of California, he beneficially owns over 200,000 shares of Tesoro common stock.

                                       3
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               d. James H. Stone is chairman and chief executive of an oil and gas exploration and development company, Stone Energy Corp. A resident of Louisiana, he beneficially owns over 150,000 shares, including options, of Tesoro common stock.

               e. George F. Baker is president of an investment advisory firm, Cambridge Capital Holdings, among his other endeavors. A resident of New York, he beneficially owns over 100,000 shares, including options, of Tesoro common stock.

          7. Plaintiffs invested in Tesoro because they saw, and still see, fundamental values in the company that eventually should be reflected through higher stock prices. Their patience (Flannery, Washburn, Stone, and Dr. Kaufman have been Tesoro stockholders for at least four years) has not been rewarded, however. Time and again, plaintiffs have been disappointed and frustrated by the decisions and actions of Tesoro's board and management, which increasingly have been more intent on entrenching their positions and expanding their compensation benefits than on improving stockholder returns.

          8. Consequently, plaintiffs have joined together to seek to change the direction, and fortunes, of Tesoro. To that end, they have formed The Stockholders' Committee for New Management of Tesoro Petroleum Corporation (the "Committee"). In this Complaint, plaintiffs collectively will be referred to as the Committee.

          9. Defendants. Tesoro is a Delaware corporation with its principal place of business in this District. It may be served with process through its registered agent for service, CT Corp. System, 811 Dallas Avenue, Houston, Texas 77002.

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

          10. Bruce A. Smith is the chief executive and president and a director of Tesoro. He may be served with process at his place of business, 8700 Tesoro Drive, San Antonio, Texas 78217, or at his residence, 301 Morningside Drive, San Antonio, Texas 78209.

          11. Smith became a director of Tesoro in July 1995 and its president and chief executive in September 1995. Previously, he had been the company's executive vice president, chief operating officer, and chief financial officer. Smith has received substantial financial benefits from Tesoro. According to the company's most recent proxy statement, Smith was paid over $730,000 in salary, bonuses, and other compensation in 1994, and he also received options for 71,000 shares of Tesoro common stock.

                             Jurisdiction and Venue

          12. The Court has jurisdiction over of this action pursuant to 28 U.S.C. (S)(S) 1331, 1332, and 2201, Section 27 of the Securities Exchange Act of 1934 (the "Exchange Act"), 15 U.S.C. (S) 78aa, and principles of supplemental jurisdiction.

          13. Venue is proper in this District pursuant to 28 U.S.C. (S) 1391 and Section 27 of the Exchange Act, 15 U.S.C. (S) 78aa.

                           Background on the Company

          14. Tesoro describes itself as a natural resource company engaged in petroleum refining and marketing, natural gas exploration and production, and wholesale marketing of fuel and lubricants. It has two principal lines of business: petroleum refining and marketing in Alaska and natural gas exploration and production in Texas and elsewhere.

          15. Tesoro's refining business has been erratic and generally unprofitable in recent years. Judging from the first nine months (and excluding nonrecurring items), the refining business

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in 1995 will suffer its third annual operating loss in the past four years.  In addition, Tesoro has made large capital infusions into the business and given it significant management attention, with little apparent effect on the bottom line. In contrast, the exploration and production ("E&P") business has been a strong financial performer for Tesoro. It has been consistently profitable, and increasingly so -- E&P operating profit was $64 million in 1994, $41 million in 1993, and $13 million in 1992.

          16. The weak performance of Tesoro's refining business has been an obvious and continuing drag on the company's overall operating results. Nevertheless, Tesoro's board and management show no inclination to focus the company's efforts on its profitable E&P operations in Texas and overseas. Indeed, earlier this year, Tesoro chose to sell a substantial part of its rights in the valuable Bob West field in south Texas, reportedly one of the largest domestic natural gas finds in decades.

          17. The refining business has not been Tesoro's only problem in recent years. In particular, the company has had ongoing and bitter disputes with its own stockholders.

          18. In the most publicized dispute, Tesoro stockholders sued the company for $1 billion for alleged stock manipulation by management. According to the suit, when federal authorities began probing Tesoro's overseas dealings, its executives attempted to conceal their activities with a secret plan to go private. Tesoro prevailed in the suit, but according to Business Week, it "had its image tarnished by testimony that it had hired prostitutes for foreign government officials" and there was an FBI investigation into reported "jury tampering" in the suit. Moreover, the Republic of Trinidad and Tobago later was to sue Tesoro for conspiracy, fraud, commercial bribery, and RICO violations arising out of the same controversy.

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          19.  Tesoro also has become embroiled in major disputes with stockholders over the direction of the company. In fact, stockholders have challenged the incumbent board twice in the past two years.

          20. In 1994, Tesoro's common stock price declined after the company announced a restructuring of its outstanding debt and preferred stock. Thereafter, an alternate slate of directors was nominated from the floor at the 1994 annual meeting. The effort received support from stockholders. Ultimately, however, opposition to the effort by the incumbent Tesoro board and management prevailed, the bid was defeated, and the stock price dropped.

          21. A similar situation arose this year. In a deal publicly attributed to defendant Smith, the company announced it would sell a substantial part of its rights in an important south Texas gas field. This led stockholders to question, again, management's direction and plan for the company. Despite solid stockholder support for change at the 1995 annual meeting, a proposed alternate slate of board nominees was defeated, and the incumbent directors were seated following an election process disputed by stockholders.

          22. The company's performance demonstrates its need for reorganization and revitalization. Just a few years ago, Tesoro was on the edge of bankruptcy. Its share price plummeted to below $3, a price over 80% lower than what the stock was trading at in the late 1980s. Even its then-chief executive had to admit that the company needed a change, after losing money for six of the prior seven years. It took a complete restructuring and recapitalization of the company to avoid liquidation.

                                       7
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          23.  Since at least 1994, Tesoro's performance in terms of stockholder return has been, by any measure, lackluster. Apparent political infighting has contributed to the problem -- the company has had four chief executives in the 1990s. In fact, industry experts are openly questioning the direction of
Tesoro. Just last September, the San Antonio Express-News reported analyst disappointment with the company's reported boardroom battles and lack of clear agenda: "When the board of directors and the chairman don't have uniformity of strategy and objectives, that in itself is a problem. . . . But if I had to choose between Michael Burke [the company's past CEO] resigning and changing the board of directors, I think the wrong development happened."

           Defendants' History of Defensive Measures and Entrenchment

          24. Tesoro's board and management have long resisted efforts to change the control and direction of the company. Over the years, Tesoro has attracted a number of merger and other offers, rebuffing them all. In fact, as early as 1986, Tesoro's obstinance to change prompted one suitor reportedly to complain of "the continued desire of Tesoro's management to entrench itself in office and not to adequately consider bona fide offers to purchase Tesoro, which are in the best interests of Tesoro and it's shareholders." A similar comment was also expressed by a later bidder, who complained that Tesoro's board and management "ha[ve] no sincere intention of selling the company or maximizing shareholder value."

          25. Tesoro's board has done more than just say "no" to change: it has built elaborate barriers to prevent it. One prime example is the company's Rights Agreement, more commonly known as a poison pill (the "Poison Pill"). The board adopted the Poison Pill in 1985 to ward off future bidders, which it since has resisted successfully. As reported in the Wall Street Journal, two years later:

                                       8
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          In the past, Tesoro has fought vigorously to preserve its
          independence. . . .  Any hostile takeover of Tesoro could be difficult. . . . Tesoro has resisted various takeover attempts and in 1985 established provisions designed to make an acquisition prohibitively expensive without board approval.

          26. This same defensive mentality is reflected by more recent actions taken by the board:

               a. Approving agreements with Tesoro's creditors that make a change in control of the company an event of default, with "change in control" to include in one instance the election of directors not approved by the incumbent board;

               b. Approving or continuing "golden parachute" severance arrangements for certain Tesoro executives, providing for termination payments if the officers' employment is terminated following a change in control, which includes the election of directors not approved by the current board; the officers would receive generous compensation packages, even if they were fired for outright negligence or neglect of duties;

               c. Adopting amendments to the company's By-laws that could increase the difficulty and expense of stockholder efforts to exercise their fundamental right to choose and change the members of the board and to exert control over management and direction of the company; and

               d. Extending the Poison Pill without seeking or obtaining stockholder approval.

          27. At the same time, Tesoro's board has been rewarding its members and management through significant compensation and benefits. According to the company's most recent proxy statement, these benefits to non-employee board members include the following:

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 .    Every director is paid an annual retainer of $18,000, plus $2,000 a meeting, with the chairman being paid $100,000 a year. Non-employee directors also receive various insurance benefits, which for at least one director have provided significant benefits.

 .    Every qualified director will receive annual retirement payments for the same number of years that they serve on the board. For some current directors, these payments could last literally for decades.

 .    Every participating director may defer some or all of his director fees for the ensuing year, which amounts will be credited to an interest-bearing account held by the company and, in the event of a "change in control," paid in a single lump sum.

 .    Every director was given options this year for 5,000 shares of Tesoro common stock and will receive options for 1,000 more each year thereafter.

Similarly, in 1994, Tesoro executives received substantial salary increases, as well as bonuses that doubled the salaries of its top officers. These awards admittedly were based on the board's subjective assessments.

          28. These actions evidence the incumbent board's preoccupation with its own enrichment and entrenchment to the detriment of Tesoro stockholders.

                           The Committee's Proposals

          29. On December 26, 1995, the Committee filed materials with the SEC necessary to solicit stockholder consent for the approval of By-law amendments and other actions, all to achieve the specific goal of maximizing stockholder value. The By-law amendments would (i) decrease the size of the board from eight directors to five; (ii) confirm stockholders' right to remove directors, with or without cause, through action by written consent; and (iii) provide that

                                       10
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vacancies on the board may be filled only by stockholder action, not simply by the majority vote of the remaining directors. The consent solicitations also seek removal of the incumbent directors and the election of the following nominees proposed by the Committee: Gale L. Galloway, Douglas B. Thompson, George F. Baker, Alan Kaufman, and James H. Stone.

          30. The Committee's purpose in distributing the consent solicitations is to obtain stockholder approval to reorganize and revitalize Tesoro. If other Tesoro stockholders share the concerns and discontent of the Committee, the Committee will be able to take positive and significant steps to try to increase the value of Tesoro stock.

          31. Even though a change in management would be in the best interests of Tesoro's stockholders, the Committee expects that defendants will try to thwart full and fair consideration of the consent solicitations. In particular, considering their history of defensive devices, it is likely that defendants will resort to the sort of entrenchment measures that incumbent management typically use, including the filing of unjustified lawsuits challenging, for example, the sufficiency of the Committee's disclosures under the federal securities laws. The purpose of this action is to ensure that defendants do not deprive Tesoro stockholders, the owners of the company, of their fundamental right to choose its management and direction.

                                Irreparable Harm

          32. Unless preliminary and permanent injunctive relief and declaratory relief is granted as requested, plaintiffs believe that defendant Smith and other members of Tesoro's board

                                       11
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and management will continue to entrench and maintain themselves in office and act inequitably and unlawfully to deprive the Committee members of their right to try to maximize stockholder value. Further, the Committee will be subjected to unjustified and needless confusion, delay, and litigation resulting from the operation of the Poison Pill and certain By-laws, as well as defendants' other improper and unlawful entrenchment measures.

          33. Further, Tesoro's stockholders will be irreparably harmed by losing their right to fully and fairly consider the Committee's proposals on their merits. Only this Court can prevent and defeat the improper and unlawful attempts of defendants to frustrate this fundamental right of stockholders.

          34. The Committee has no adequate remedy at law. Only through the exercise of this Court's equitable powers can the Committee and Tesoro's other stockholders be fully protected from the immediate and irreparable injury which defendants' actions threaten to inflict.

                             First Cause of Action
                      (Inapplicability of the Poison Pill)

          35. The Committee realleges the allegations in the preceding paragraphs of this Complaint.

          36. Knowing that plaintiffs were dissatisfied with Tesoro's direction, Smith and the others members of the board extended the term of the company's Poison Pill on December 15, 1995. The Poison Pill otherwise would have expired.

          37. The Poison Pill deems a person to be the "beneficial owner" of any securities which the person has "the right to vote pursuant to any agreement, arrangement or understanding."

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

However, the terms of the Poison Pill addressing the scope of "beneficial owner" specifically exclude persons holding the power to vote shares by reason of the grant of a proxy:

          [T]he power to vote shares at any meeting of shareholders by reason of a grant of proxies to any Person who shall have obtained such proxies pursuant to and a result of a solicitation subject to and conducted in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended, shall not be deemed to constitute such Person the "Beneficial Owner" of such shares.

(Pertinent pages of the Poison Pill document are attached as Exhibit A to this Complaint.)

          38. In order that the stockholders of Tesoro may consider the Committee's proposals, and freely make their own decisions pertaining to their economic self-interest, the Committee requests that the Court enter judgment declaring that the provisions of the company's Poison Pill exempt, are not triggered by, and otherwise do not apply to or affect the Committee's efforts to solicit written consents from fellow stockholders.

                             Second Cause of Action
           (Clarification of By-Laws Regarding Removal of Directors)

          39. The Committee realleges the allegations in the preceding paragraphs of this Complaint.

          40. Section 228 of the Delaware General Corporation Law provides that any action required to be taken at any annual or special meeting of stockholders may be taken by written consent -- that is, without a meeting, without prior notice, and without a vote through consents in writing setting forth the action, signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. This statute controls unless otherwise provided in the company's certificate of incorporation.

          41. Tesoro's certificate of incorporation does not impair this basic stockholder right under Delaware law. Tesoro's By-laws do provide, however, that directors may be removed at a special meeting of stockholders called for that specific purpose:

          At any special meeting of the stockholders duly called for the purpose of removing a director or directors as provided in these By-laws, any director or directors may, by the affirmative vote of the holders of the shares representing a majority of the votes of all the shares of stock outstanding and entitled to vote for the election of directors, be removed from office, either for or without cause. Such vacancy shall be filled by the directors as provided in Section 2.2.

The By-laws do not address the issue of removal of directors through stockholder action by written consent. (Pertinent pages of the By-laws are attached as Exhibit B to this Complaint.)

          42. In order that the stockholders of Tesoro may consider the Committee's proposals, and freely make their own decisions pertaining to their economic self-interest, the Committee requests that the Court enter judgment declaring that the company's By-laws permit stockholders to remove any or all directors, with or without cause, whether at an annual or special meeting or by written consent.

                             Third Cause of Action
               (Compliance With Section 13 of the Exchange Act)

          43. The Committee realleges the allegations in the preceding paragraphs of this Complaint.

          44. Section 13(d) of the Exchange Act, 15 U.S.C. (S) 78m(d), and the rules and regulations promulgated under it require that any person acquiring more than five percent of any class of shares that are registered under Section 12 of the Exchange Act shall file a Schedule 13D with the Securities and Exchange Commission ("SEC"). The schedule is to disclose specified information with respect to the identity of the owners and the amount of the shares they own.

          45. On December 26, 1995, the Committee filed a Schedule 13D with the SEC. (A copy of the schedule is attached as Exhibit C to this Complaint.) The schedule contains all material information required by applicable law to be disclosed.

          46. Management and directors of public corporations sometimes erect, as Tesoro has done, protective devices to discourage or resist changes in control, even if those changes are fair and in the best interests of corporate stockholders, in order to entrench themselves. Among other tactics, it is typical for such corporations to commence legal proceedings -- in a multiplicity of forums or inappropriate forums -- against those who challenge their management, complaining about the completeness and accuracy of disclosures required by the securities laws.

          47. As set forth above, defendants have already undertaken various entrenchment actions. There is, accordingly, a strong likelihood and reasonable apprehension that, although the Committee's proposals are in the best interests of Tesoro's stockholders, defendants will resist, including by instituting spurious litigation under Section 13(d) of the Exchange Act and its implementing rules and regulations.

          48. In order that the stockholders of Tesoro may consider the Committee's proposals, and freely make their own decisions pertaining to their economic self-interest, the Committee requests that the Court declare that the Committee has complied in all material respects with Section 13 of the Exchange Act and its implementing rules and regulations.

                             Fourth Cause of Action
                (Compliance with Section 14 of the Exchange Act)

          49. The Committee realleges the allegations in the preceding paragraphs of this Complaint.

          50. Section 14(a) of the Exchange Act, 15 U.S.C. (S) 78n(a), and the rules and regulations promulgated under it govern the solicitation of proxies with respect to the voting stock of a public company like Tesoro. In general, the statute and rules specify the information required to be provided to stockholders in conjunction with a solicitation, the manner in which the information is provided, and the solicitation materials required to be filed with the SEC, as well as prohibit material misrepresentations or omissions in connection with the solicitation.

          51. On December 26, 1995, the Committee filed preliminary consent materials under Section 14(a) with the SEC for review. (A copy of these materials is attached as Exhibit D to this Complaint.) These materials contain all material information required by applicable law to be disclosed.

          52. As discussed above, there is a strong likelihood and reasonable apprehension that, although the Committee's proposals are in the best interest of Tesoro's stockholders, defendants will resist, including by instituting spurious litigation under Section 14(a) of the Exchange Act and its implementing rules and regulations.

          53. In order that the stockholders of Tesoro may consider the Committee's proposals, and freely make their own decisions pertaining to their economic self-interest, the Committee requests that the Court declare that the Committee has complied in all material respects with Section 14 of the Exchange Act and its implementing rules and regulations.

                                 Fifth Cause of Action
        (Invalidity of Measures Impeding Stockholder Action by Consent)

          54. The Committee realleges the allegations in the preceding paragraphs of this Complaint.

          55. Section 213 of the Delaware General Corporation Law provides that, if a record date has not been fixed already by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board is required, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the company. In September 1995, however, the Tesoro board amended its By-laws (without stockholder involvement) to provide that a stockholder seeking to have the stockholders of the company authorize or take corporate action by written consent is required to request the board to fix a record date. The Committee believes that this amendment was adopted and may be used to frustrate stockholder action by written consent, with the improper objective of self-entrenchment by defendants.

          56. Further, the Committee anticipates that Tesoro will use this By-law provision or other By-law provisions, or adopt new By-law provisions or effect other defensive measures, in an effort to delay or otherwise unlawfully interfere with the Committee's consent solicitation.

          57. In order that the stockholders of Tesoro may consider the Committee's proposals, and freely make their own decisions pertaining to their economic self-interest, the Committee requests that the Court enjoin defendants from delaying or otherwise unlawfully interfering with the efforts of the Committee to solicit consents from other stockholders of Tesoro.

                                 Prayer

              Therefore, the Committee prays that this Court enter an order:

          A. Preliminarily and permanently enjoining defendants and their assigns or successors, agents, employees, attorneys, and servants, and all persons in active concert or participation with them, from commencing any judicial proceeding, in any forum other than this Court, that would require litigation of issues common to those raised in this Complaint, by way of claim, defense, or counterclaim of any of the claims, defenses, or counterclaims which have been or may be asserted in this litigation;

          B. Declaring that the provisions of the company's Poison Pill exempt, are not triggered by, and otherwise do not apply to or affect the Committee's efforts to solicit written consents from Tesoro stockholders and preliminarily and permanently enjoining defendants from implementing the Poison Pill in response to the Committee's consent solicitations;

          C. Declaring that the company's By-laws permit stockholders to remove any and all directors, with or without cause, whether at an annual or special meeting or by written consent;

          D. Declaring that the Committee has complied in all material respects with Section 13 of the Exchange Act and its implementing rules and regulations;

          E. Declaring that the Committee has complied in all material respects with Section 14 of the Exchange Act and its implementing rules and regulations;

          F. Preliminarily and permanently enjoining defendants from taking any action to delay or otherwise unlawfully interfere with the efforts of the Committee to solicit consents from other stockholders of Tesoro;

          G. Awarding the Committee judgment against defendants, jointly and severally, for all sums and amounts expended by the Committee as a consequence of the conduct described in the Complaint, including costs and expenses, and attorneys', accountants', experts' and other fees of this litigation; and

          H. Granting the Committee such other and further relief, legal and equitable, general and special, as this Court deems just and proper.

                                 Respectfully submitted,


Of Counsel:

Joseph A. Cialone II          R. Paul Yetter
Baker & Botts, L.L.P.         State Bar No. 22154200
910 Louisiana Street          910 Louisiana Street
Houston, Texas 77002          Houston, Texas 77002
(713) 229-1234                (713) 229-1753
(713) 229-1522 (Fax)



Of Counsel:

                              /s/JAMES L. BRANTON
                              --------------------------
Branton & Hall, P.C.          James L. Branton
711 Navarro Street            State Bar No. 00000069
San Antonio, Texas 78205      711 Navarro Street
(210) 224-4474                San Antonio, Texas 78205
(210) 224-1928 (Fax)          (210) 224-4474

                              Attorneys-in-Charge for Plaintiffs

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                                                          Exhibit A to Complaint
================================================================================



                          TESORO PETROLEUM CORPORATION



                                      and



                        INTERFIRST BANK FORT WORTH, N.A.

                                  Rights Agent



                             ______________________



                                Rights Agreement

                         Dated as of December 16, 1985





================================================================================

     (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of securities of the Company constituting a Substantial Block (as such term is hereinafter defined) but shall not include (i) any employee benefit plan of the Company or (ii) any Person who acquires a Substantial Block in connection with a transaction or series of transactions approved prior to such transaction or transactions by the Board of Directors.
     (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect as of the date hereof.
     (c) A Person shall be deemed the "Beneficial Owner" of any securities:
         (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly; or
         (ii) which such Person or any of such Person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of any conversion, exchange or purchase rights (other than these Rights), warrants or options, or otherwise, provided, however, that a Person shall not be deemed the "Beneficial Owner" of securities tendered pursuant to a tender offer made by such Person or any such Person's Affiliates or Associates until such tendered securities are accepted for payment or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

         (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities of the Company;

provided, however, that the power to vote shares at any meeting of shareholders by reason of the grant of proxies to any Person who shall have obtained such proxies pursuant to and as a result of a solicitation subject to and conducted in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended, shall not be deemed to constitute such Person the "Beneficial Owner" of such shares.
     (d) "Business Day" shall mean any day other than a Saturday, Sunday, or day on which banking institutions in the State of New York or the State of Texas are authorized or obligated by law or executive order to close.
     (e) "Close of Business" on any given date shall mean 5:00 P.M., New York time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., New York time, on the next succeeding Business Day.
     (f) "Common Stock" shall mean the Common Stock, par value $.16-2/3 per share, of the Company, except that "Common Stock" when used with reference to any Person other than the Company shall mean the common stock with the greatest voting power of such Person.

     (g) "Continuing Director" shall mean a director who either (i) was a member of the Board of Directors of the Company immediately prior to the time an Acquiring

                                                          Exhibit B to Complaint

                                                 Adopted:  September 22, 1971
                                                 Amended:  May 31, 1973
                                                           November 20, 1974
                                                           November 1, 1975
                                                           September 29, 1976
                                                           September 29, 1979
                                                           August 27, 1980
                                                           November 22, 1988
                                                           April 14, 1989
                                                           June 28, 1989
                                                           January 2, 1992
                                                           September 29, 1992
                                                           February 9, 1994
                                                           February 23, 1995
                                                           July 26, 1995
                                                           September 27, 1995



                                    BY-LAWS

                                       OF

                          TESORO PETROLEUM CORPORATION






                        (As Amended September 27, 1995)


                                   ARTICLE I

                            Meeting of Stockholders

     Section 1.1 Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held on such date, and at such time and place within or without the State of Delaware, as may be designated by the Board of Directors.

     Section 1.2. Special Meetings. Special meetings of the stockholders for any proper purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President or any Vice President, to be held on such date, and at such time and place within or without the State of Delaware, as the Board of

                                 [PAGE BREAK]

organization, for the election of officers and for the transaction of such other business as may properly come before the meeting, within thirty days after each annual election of directors.

     The Board of Directors by resolution may provide for the holding of regular meetings and may fix the times and places at which such meetings shall be held. Notice of regular meetings shall not be required to be given, provided that whenever the time or place of regular meeting shall be fixed or changed, notice of such action shall be mailed promptly to each director who shall not have been present at the meeting at which such action was taken, addressed to him at his residence or usual place of business.

     Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, any Vice President or any two directors. Except as otherwise required by the statute, notice of each special meeting shall be mailed to each director, addressed to him at his residence or usual place of business, or shall be sent to him at such place by telegram, radio or cable, or telephoned or delivered to him personally, not later than two days before the day on which the meeting is to be held. Such notice shall state the time and place of such meeting, but unless otherwise required by statue, the Certificate of Incorporation of the Corporation or these By-laws need not state the purposes thereof.

     Notice of any meeting need not be given to any directors who shall attend such meeting in person or who shall waive notice thereof, before or after such meeting, in writing or by telegram, radio or cable.

     Section 2.5 Quorum. One-third of the total number of members of the Board of Directors as constituted from time to time, but not less than two, shall be necessary and sufficient to constitute a quorum for the transaction of business. In the absence of a quorum, a majority of those present at the time and place of any meeting may adjourn the meeting from time to time until a quorum shall be present, and the meeting may be held as adjourned without further notice of waiver. A majority of those present at any meeting at which a quorum is present may decide any question brought before such meeting, except as otherwise provided by law, the Certificate of Incorporation or these By-laws.

     Section 2.6 Resignation of Directors. Any director may resign at any time by giving written notice of such resignation to the Board of Directors, the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, any Vice President or the Secretary. Any such resignation shall take effect at the time specified therein, or, if no time be specified, upon receipt thereof by the Board of Directors or one of the above-named officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     Section 2.7 Removal of Directors. At any special meeting of the stockholders, duly called for the purpose of removing a director or directors as provided in these By-laws, any director or directors may, by the affirmative vote of the holders of shares representing a majority of the votes of all the shares of stock outstanding and entitled to vote for the election of directors, be removed from office, either for or without cause. Such vacancy shall be filled by the directors as provided in Section 2.2.

     Section 2.8 Compensation of Directors. Directors shall receive such reasonable compensation for their service as such, whether in the form of salary or a fixed fee for attendance at meetings, with expenses, if any, as the Board of Directors may from time to time determine. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

     Section 2.9 Indemnification. The Corporation shall indemnity to the full extent authorized or permitted by the laws of the State of Delaware any person

Exhibit C to Complaint, the Schedule 13D of the filing persons identified herein with respect to Tesoro Petroleum Corporation filed with the Securities and Exchange Commission on December 26, 1995, is incorporated herein by reference. Exhibit D to Complaint, the preliminary Schedule 14A of the Committee with respect to Tesoro Petroleum Corporation filed with the Securities and Exchange Commission on December 26, 1995, is incorporated herein by reference.